EXHIBIT 97
KEYCORP
COMPENSATION RECOVERY POLICY
(Adopted November 15, 2023)

1.Introduction

The Compensation and Organization Committee (the “Committee”) of the Board of Directors (the “Board”) of KeyCorp (the “Company”) has adopted this Compensation Recovery Policy (the “Policy”), which provides for the recovery of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws, as required to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules of the Securities and Exchange Commission (the “Commission”) promulgated thereunder and the listing requirements of the New York Stock Exchange, or such other national securities exchange on which the Company’s securities may be listed from time to time (the “Exchange”).

2.Covered Executive Officers

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act (the “Executive Officers”).

3.Recovery in General; Applicable Restatements

a. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that (i) is material to the previously issued financial statements, or (ii) would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Committee shall cause the Company to promptly recover, to the fullest extent permitted under applicable law (and subject to the exceptions set forth below), any erroneously awarded Incentive Compensation (both as defined and/or set forth below) received by each Executive Officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such a Restatement (including, where required under Section 10D of the Exchange Act, any transition period resulting from a change in the Company’s fiscal year).
b. For purposes of clarity, a “Restatement” shall not be deemed to include changes to the Company’s financial restatements that do not involve the correction of an error resulting from material non-compliance with financial reporting requirements, as determined in accordance with applicable accounting standards and guidance. By way of example, based on current accounting standards and guidance, a “Restatement” would not include changes to the Company’s financial statements resulting solely from: (i) retrospective application of a change in accounting principles; (ii) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) retrospective reclassification due to a discontinued operation; (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; or (v) retrospective revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.
c. For purposes of this Policy, the date that the Company is required to prepare a Restatement shall be the earlier of (i) the date that the Board (or the officer or officers of the

Company authorized to take such action if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement.
d. For purposes of this Policy, Incentive Compensation shall be deemed to be received by an Executive Officer in the Company’s fiscal period during which the applicable Financial Reporting Measure (as defined below) specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

4.Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part on the attainment of a Financial Reporting Measure (as defined below). For purposes of this Policy, “Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measures are presented within the Company’s financial statements or included in a filing with the Commission. Financial Reporting Measures include stock price and total shareholder return.

5.Erroneously Awarded Compensation: Amount Subject to Recovery

a. The amount to be recovered from an Executive Officer pursuant to this Policy in the event of a Restatement shall equal the amount of Incentive Compensation received by the Executive Officer that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid (plus any interest or earnings thereon that the Committee determines is required to be recovered under Section 10D of the Exchange Act and the listing requirements of the Exchange).
b. Where the amount of erroneously awarded Incentive Compensation is not subject to mathematical recalculation directly from the information in the Restatement (as in the case of Incentive Compensation based on stock price or total shareholder return), the Committee shall determine such amount based on a reasonable estimate of the effect of the Restatement on the applicable Financial Reporting Measure, and the Committee shall maintain documentation of any such estimate and provide such documentation to the Exchange.
c. To the extent that this Policy otherwise would provide for recovery of Incentive Compensation that the Company has recovered from an Executive Officer pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (or pursuant to any other recovery obligation), the amount already so recovered from such Executive Officer may be credited against the recovery otherwise required under this Policy.

6.Exceptions to Recovery

Notwithstanding anything herein to the contrary, the Company need not recover erroneously awarded Incentive Compensation from an Executive Officer to the extent that the Committee determines that such recovery would be impracticable and either:
a. The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (determined by the Committee after making and documenting a reasonable attempt to recover such erroneously awarded compensation, and providing documentation to the Exchange of such reasonable attempt to recover the compensation); or
b. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder; or
c. Recovery would violate home country law where that law was adopted prior to November 28, 2022 (determined by the Committee after the Company has obtained an opinion of home country counsel acceptable to the Exchange, that recovery would result in such a violation, and such opinion is provided to the Exchange).

7.Methods of Recovery

a. The Committee will determine, in its absolute discretion and taking into account the applicable facts and circumstances, the method or methods for recovering any erroneously awarded Incentive Compensation hereunder, which method(s) need not be applied on a consistent basis; provided in any case that any such method provides for reasonably prompt recovery and otherwise complies with any requirements of the Exchange and applicable law. By way of example and not in limitation of the foregoing, methods of recovery that the Committee, in its discretion, may determine to use under the Policy may include, to the extent permitted by applicable law (including, without limitation, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)), one or more of the following methods (which rights shall be cumulative and not exclusive): (i) repayment by the Executive Officer in immediately available funds, (ii) the forfeiture or repayment of Incentive Compensation, (iii) the forfeiture or repayment of time-based equity or cash incentive compensation awards, (iv) the surrender of shares of Company common stock held by the Executive Officer pursuant to any applicable Company guidelines or policies regarding stock ownership or retention, (v) the forfeiture of, or offset against, benefits under a deferred compensation plan, and/or (vi) the offset of all or a portion of the amount of the erroneously awarded Incentive Compensation against other compensation payable to the Executive Officer.
b. To the fullest extent permitted by applicable law (including, without limitation, Section 409A), the Committee may, in its sole discretion, delay the vesting or payment of any compensation otherwise payable to an Executive Officer to provide a reasonable period of time to conduct or complete an investigation into whether this Policy is applicable, and if so, how it should be enforced, under the circumstances.

8.No Indemnification

Notwithstanding the terms of any agreement, policy or governing document of the Company to the contrary, the Company shall not indemnify any Executive Officer against (a) the loss of any erroneously awarded Incentive Compensation, or (b) any claim relating to the Company’s enforcement of its rights under this Policy. By signing the Acknowledgement Form (defined below), each Executive Officer irrevocably agrees never to institute any claim against the Company or any subsidiary, knowingly and voluntarily waives his or her ability, if any, to bring any such claim, and releases the Company and any subsidiary from any such claim, for indemnification with respect to any expenses (including attorneys’ fees), judgments or amounts of compensation paid or forfeited by the Executive Officer in connection with the application or enforcement of this Policy; and if, notwithstanding the foregoing, any such claim for indemnification is allowed by a court of competent jurisdiction, then, the Executive Officer shall be deemed irrevocably to have agreed not to pursue such claim and hereby agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

9.Administration

This Policy shall be administered by the Committee. The Committee shall have full and final authority to make all determinations under this Policy. In this regard, the Committee shall have no obligation to treat any Executive Officer uniformly and the Committee may make determinations selectively among Executive Officers in its business judgment. All determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its subsidiaries, its shareholders and its employees. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Commission or the Exchange.

10.Policy Not Exclusive

The remedies specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company. The repayment or forfeiture of Incentive Compensation or other amounts pursuant to the Policy shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other remedies available to the Company (including, without limitation, the exercise of any rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy, employment agreement, equity plan or award agreement).

11.Effective Date

This Policy shall be effective on the date it is adopted by the Committee (the “Effective Date”) and shall apply to any Incentive Compensation received by an Executive Officer on or after October 2, 2023.

12.Amendment; Termination

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it may deem necessary to comply with the rules of the Commission and the listing standards of the Exchange under Section 10D of the Exchange Act (in any event without the consent of an Executive Officer or any other individual). The Committee may terminate this Policy at any time. Notwithstanding the foregoing, no amendment or termination of this Policy shall be effective to the extent that such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities law, any rule of the Commission, or any listing standards of the Exchange.

13.Governing Law; Exclusive Forum.

To the extent not preempted by federal law, this Policy shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without regard to conflicts of law principles. Notwithstanding any dispute resolution policy maintained by the Company or any subsidiary to the contrary, any action directly or indirectly arising out of or related to this Policy may be brought only in the state and federal courts located in Cuyahoga County, Ohio (the “Chosen Courts”). Solely with respect to any such action, the Company and each Executive Officer (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action in the Chosen Courts, and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. Notwithstanding the existence of any other dispute between the Company and an Executive Officer, the governing law and choice of forum for any action directly or indirectly arising out of or related to this Policy shall be governed exclusively by the terms of this Policy, and to the extent necessary to comply with this Policy, any action directly or indirectly arising out of or related to this Policy shall be severed from any other dispute between the Company and an Executive Officer. For avoidance of doubt, no action directly or indirectly arising out of or related to this Policy may be brought in any forum other than the Chosen Courts.

14.Severability; Waiver.

If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. The waiver by the Company or the Committee with respect to compliance of any provision of this Policy by an Executive Officer shall not operate or be construed as a waiver of any other provision of this Policy, or of any subsequent acts or omissions by an Executive Officer under this Policy.
15.Filings

The Committee shall cause the Company to make any filings with, or submissions to, the Commission and the Exchange that may be required pursuant to rules or standards adopted by the Commission or the Exchange pursuant to Section 10D of the Exchange Act.

16.Acknowledgement by Executive Officers

a. The Committee shall require each Executive Officer serving as such on or after the Effective Date to sign and return to the Company an acknowledgement of this Policy.
b. Moreover, any award agreement or other document setting forth the terms and conditions of Incentive Compensation (collectively, a “Covered Agreement”) may include a provision incorporating the terms and conditions of the Policy; provided that the Company’s failure to incorporate the Policy into any Covered Agreement shall not waive the Company’s right to enforce the Policy. In the event of any inconsistency between the provisions of the Policy and the applicable Covered Agreement, the terms of the Policy shall govern, notwithstanding any provision in the Covered Agreement to the contrary.